Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

SUBSIDIARIES:

CyberU, Inc. (Delaware)

Cornerstone OnDemand Global Operations, Inc. (Delaware)

Cornerstone OnDemand Holdings, Inc. (Delaware)

Cornerstone OnDemand Limited (United Kingdom)

Cornerstone OnDemand Services India Private Limited (India)

Cornerstone OnDemand Spain SL (Spain)